EXHIBIT 4.9


                              AMENDMENT NO. 2
                                ASHLAND INC.
                  LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN

         WHEREAS, Ashland Inc. (formerly known as Ashland Oil, Inc. prior to January 28, 1995) first established the Ashland Inc. Leveraged Employee Stock Ownership Plan (the "Plan"), effective October 1, 1985, for the benefit of the employees of the Sponsoring Company and of the Participating Companies eligible to participate therein; and
         WHEREAS, the Plan was last amended and restated generally effective October 1, 1997 and said restatement reserved to Ashland Inc. the power and authority to further amend the Plan;
         NOW, THEREFORE, Ashland Inc. does hereby further amend the Plan effective as of June 30, 2005, but contingent on the closing on June 30, 2005 of the transaction that is the subject of a special meeting of the shareholders of Ashland Inc. on June 29, 2005, in accordance with the following terms and conditions:

         1. Effective June 30, 2005, the paragraph following the numbered subsections of Section 2.1(b) is changed in its entirety to read as follows:

Effective January 1, 1998, the Marathon Ashland Petroleum LLC and its subsidiaries shall be included within the definition of Affiliated Company hereunder for the purpose of applying the provisions of the Plan relating to the determination of an individual's Period of Service and for the purpose of applying the provisions of the Plan relating to the determination of whether an individual has incurred a Termination of Employment. Effective June 30, 2005, the reference to the Marathon Ashland Petroleum LLC and its subsidiaries shall include their successors and the Marathon Oil Corporation and its subsidiaries and successors shall be included within the definition of Affiliated Company hereunder for the purpose of applying the provisions of the Plan relating to the determination of an individual's Period of Service and for the purpose of applying the provisions of the Plan relating to the determination of whether an individual has incurred a Termination of Employment with respect to the following two groups of Members:

(i) Members whose employment was transferred to the Marathon Ashland Petroleum LLC or its subsidiaries after December 31, 1997 and before June 30, 2005, but excluding any such Member who ceased to work for the Marathon Ashland Petroleum LLC or its subsidiaries and who received or who thereby became eligible to receive a distribution of the benefit provided under this Plan; and
(ii) Members whose employment is transferred on or about June 30, 2005 to the Marathon Oil Corporation or its subsidiaries and successors, excluding any such Member who worked for Valvoline Instant Oil (VIOC Centers) on June 29, 2005.

         2. Effective June 30, 2005, the following new Section 4.7 is added to the Plan as follows:

         4.7 Other Stock Payments Regarding Common Stock. For all purposes under the Plan, references to:
         (a)      Dividends, whether cash or in-kind;
         (b)      In-kind dividends;
         (c)      In-kind dividends which consist of stock;
         (d) In-kind stock dividends; and (e) Stock dividends shall include any payment to the Plan in respect of or in exchange for any Common Stock. Therefore, any such payment to the Plan in respect of or in exchange for any Common Stock shall be allocated in the same manner to Accounts under the Plan as would any dividend referred to in (a)-(e) of this Section 4.7.

         3. Effective June 30, 2005, Section 7.5(c)(ii) is amended in its entirety as follows:

         (ii) Members Employed by Certain Affiliated Companies. For purposes of this Section 7.5, a Member employed with -
                           I. the Marathon Ashland Petroleum LLC or any of its subsidiaries or any of their successors; or
                           II. the Marathon Oil Corporation and its subsidiaries and successors and who is otherwise a Qualified Member shall, notwithstanding any provisions hereof to the contrary, have the amount subject to such Member's election under paragraph (b) of this Section 7.5 distributed to such Member. Such distribution shall, unless elected otherwise by the Member, be distributed in Common Stock, with fractional shares distributed in cash. Such Member shall be allowed to elect to have the distribution made entirely in cash. The Sponsoring Company may prescribe administrative procedures to effectuate distributions under this sub-paragraph (ii) of this paragraph (c), from time to time, and such distributions shall be subject to the provisions of Section 6.6 of the Plan on direct rollovers.



         IN WITNESS WHEREOF, the Sponsoring Company has caused this Amendment No. 2 to the Plan to be executed this 6th day of June, 2005.


ATTEST:                                   ASHLAND INC.



  /s/ David L. Hausrath                   By:  /s/ Susan B. Esler
-------------------------------------        ----------------------------
          Secretary                          Vice President, Human Resources